Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Business Objects S.A. for the registration of 14,365,339 shares of its common shares and to the incorporation by reference therein of our report dated February 2, 2004 with respect to the consolidated financial statements of Business Objects S.A. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
November 5, 2004